Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

IMMUNEX CORPORATION,

a Washington corporation

as SELLER

and

CRUISE, LLC,

a Washington limited liability company

as BUYER

DATED: March 10, 2015

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7.5	Closing of Escrow	17

ARTICLE 8. CONDEMNATION; DAMAGE, DESTRUCTION		18

8.1	Condemnation	18
8.2	Damage or Destruction	18

ARTICLE 9. REMEDIES FOR DEFAULTS IN THE EVENT CLOSING DOES NOT OCCUR		18

9.1	Buyer Default	18
9.2	Seller Default	19

ARTICLE 10. INDEMNIFICATION		20

10.1	By Buyer	20
10.2	Survival	20

ARTICLE 11. GENERAL PROVISIONS		20

11.1	Counterparts	20
11.2	Entire Agreement	21
11.3	Counsel; Construction	21
11.4	Choice of Law	21
11.5	Severability	21
11.6	Waiver of Covenants, Conditions or Remedies	21
11.7	Business Day	21
11.8	Exhibits and Schedules	22
11.9	Amendment	22
11.10	Relationship of Parties	22
11.11	Time of the Essence	22
11.12	Further Acts	22
11.13	No Recording	22
11.14	Assignment	22
11.15	Attorneys’ Fees	22
11.16	Brokers	23
11.17	Notices	23
11.18	Mutual Waivers of Jury Trial and Certain Damages	24
11.19	Confidentiality	24
11.20	Waiver of Consequential Damages	25

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LIST OF EXHIBITS

EXHIBIT A	Legal Description of Property
EXHIBIT B	List of Tangible Personal Property
EXHIBIT B-1	List of Assigned Contracts
EXHIBIT C	List of Transferable Permits-Closing
EXHIBIT C-1	List of Process Permits
EXHIBIT C-2	List of Transferable Permits-Lease
EXHIBIT D	List of Excluded Property
EXHIBIT E	List of Initial Due Diligence Materials
EXHIBIT F	Form of Commercial Real Property Disclosure Statement
EXHIBIT G	Form of Leaseback Agreement
EXHIBIT H	Form of Bargain and Sale Deed
EXHIBIT H-1	Form of Quitclaim Bill of Sale
EXHIBIT I	Form of Bill of Sale
EXHIBIT J	Form of Assignment and Assumption Agreement
EXHIBIT K	Form of General Assignment
EXHIBIT L	Form of Buyer’s Parent Guaranty
EXHIBIT M	Form of Seller’s Parent Guaranty

LIST OF SCHEDULES

Schedule 5.2.4 - Environmental

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of this 10th day of March, 2015 (“Effective Date”), by and between IMMUNEX CORPORATION, a Washington corporation (“Seller”), and CRUISE, LLC, a Washington limited liability company (“Buyer”).

RECITALS:

A. Seller owns certain land (“Land”) in the City of Seattle, King County, State of Washington as more particularly described on EXHIBIT A attached hereto, having an address of 1201 Amgen Court West, Seattle, WA 98119.

B. The Land is improved with multiple office and lab buildings (collectively, “Buildings”).

C. Buyer now desires to purchase from Seller the Land and Buildings, and other components of the Property (defined in Section 1.1). Seller desires to sell to Buyer the Land, Buildings and other components of the Property on the condition that Buyer leases back the Property to Seller, or Seller’s ultimate parent company, or an affiliate of Seller as Seller may designate provided that such affiliate and such affiliate’s net worth shall be subject to Buyer’s reasonable approval (as applicable, “Tenant”).

D. The parties now wish to enter into this Agreement to set forth the terms and conditions under which Buyer will purchase the Property from Seller, and the terms and conditions under which Buyer will lease back the Property to Tenant.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1. PURCHASE AND SALE

1.1 Agreement to Buy and Sell. Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following (collectively, “Property”):

1.1.1 The Land, together with all of Seller’s right, title and interest in and to all rights, privileges, reversions and easements appurtenant to the Land, and all other appurtenances thereto, to the extent transferable;

1.1.2 All improvements, buildings, plazas, and other structures located on the Land, including, without limitation, the Buildings, and all infrastructure and building fixtures located on or in any such improvements (collectively, “Improvements” and together with the Land, “Real Property”);

1.1.3 Those certain systems, appliances, equipment, machinery, artwork and furniture located on the Real Property which are listed on EXHIBIT B attached hereto (collectively, “Tangible Personal Property”);

1.1.4 Those certain contracts (“Assigned Contracts”) identified on EXHIBIT B-1, and any supplement to EXHIBIT B-1 prepared by Seller with respect to any Assigned Contracts which were delivered to Buyer as Additional Due Diligence Materials after the Effective Date and on or before March 31, 2015, which Buyer agrees to assume pursuant to Section 5.5.1 below; and

1.1.5 Those certain transferable permits held by Seller pertaining to the Property or the operation thereof which are listed on EXHIBIT C attached hereto (collectively, “Transferable Permits-Closing”). Any of the foregoing items that are transferable, but require a particular transfer process or governmental or other third party approval, shall not be deemed “freely transferable” (such permits being referred to herein as the “Process Permits”, and which are listed on EXHIBIT C-1 attached hereto), but shall be considered a part of the Property and transferred pursuant to Section 5.5.2 below. Due to the fact that Tenant will continue to occupy the Property after Closing pursuant to the Leaseback Agreement (defined in Section 5.6 below), certain other permits, licenses and approvals held by Seller which are listed on EXHIBIT C-2 attached hereto (“Transferable Permits-Lease”) will not be transferred to Buyer at Closing but will be transferred upon the expiration of the Initial Lease Term (as that term is defined in the Leaseback Agreement), pursuant to the terms thereof. The Transferable Permits-Closing, Process Permits, and Transferable Permits-Lease are collectively referred to herein as “Permits.”

1.2 Exclusions from Property. Notwithstanding anything in Section 1.1 above to the contrary, the term “Property” shall not include, and Seller hereby expressly reserves to itself all of the following: (a) all furniture, equipment, supplies, computer and security systems, office cubicles, artwork, and other personal property (other than Tangible Personal Property); (b) all of Seller’s and its affiliates’ trademarks, service marks, logos and other marks, trade or business names, and other proprietary information and other similar intangible property, if any; and (c) any of the other items listed on EXHIBIT D attached hereto.

ARTICLE 2. PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be Two Hundred Twenty Eight Million Nine Hundred Thousand Dollars ($228,900,000.00) (“Purchase Price”). The Purchase Price is allocated to the Real Property.

2.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

2.2.1 Deposit. The parties shall open an escrow account (“Escrow”) with Chicago Title Company, 26415 Carl Boyer Drive, Suite #255, Santa Clarita, CA 91350, Attn: Maggie Watson, Sr. Vice President National Projects Group (in its capacity as escrow agent, “Escrow Agent”). Within one (1) business day after the Effective Date, Buyer shall deliver into Escrow Five Million Dollars ($5,000,000) by wire transfer of immediately available federal funds to be held by Escrow Agent as an earnest money deposit (“Deposit”). Any interest that may accrue on the Deposit will accrue for the benefit of Buyer. The Deposit shall be non-refundable upon Buyer’s delivery of a Buyer Approval Notice pursuant to Section 4.4, except as expressly provided herein, and shall be applied to the Purchase Price at Closing.

2.2.2 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, and together with all Closing costs to be paid by Buyer as set forth on Buyer’s estimated settlement statement (“Buyer’s Closing Payment”), shall be paid to Escrow Agent by wire transfer of immediately available federal funds through Escrow no later than one (1) business day before the Closing Date.

ARTICLE 3. TITLE TO PROPERTY

3.1 Review of Title.

3.1.1 Buyer acknowledges receipt of an ALTA Commitment for an owner’s standard coverage policy of title insurance, prepared by Chicago Title Company (in its capacity as title company, “Title Company”), under Commitment No. 002779806, having an effective date of November 12, 2014, along with copies of all of the documents referenced as special exceptions therein (“Preliminary Report”).

3.1.2 Buyer shall, on or before 5:00 p.m. (Pacific time) on the date which is ten (10) business days after the Effective Date, deliver to Seller, in writing (“Buyer’s Objection Notice”), any objections to matters shown in the Preliminary Report and any ALTA property survey obtained by Buyer (at Buyer’s cost). Buyer’s failure to timely send Buyer’s Objection Notice shall be deemed to constitute Buyer’s approval of all matters in the Preliminary Report and any matters that would be disclosed by a survey of the Real Property, and such matters shall then become “Permitted Exceptions”. If Buyer timely objects to any item set forth in the Preliminary Report or survey, then Seller shall have the right, but not the obligation, to attempt to cure or cause to be cured before Closing such disapproved item. Seller shall have until 5:00 p.m. (Pacific time) on the date that is five (5) business days after receipt of Buyer’s Objection Notice to agree in writing (“Seller’s Response Notice”) to cure before Closing such disapproved item. If Seller elects not to cure, or fails to timely respond to Buyer’s objections, Seller shall be deemed to have elected not to cure, in which event Buyer shall, on or before the expiration of the Due Diligence Period, either (i) terminate this Agreement by delivering to Seller and Escrow Agent a written notice of termination, whereupon Escrow Agent shall promptly release and return the Deposit to Buyer, or (ii) waive in writing its objection to the disapproved items, which shall then become Permitted Exceptions. Buyer’s failure to timely deliver to Seller and Escrow Agent a written notice of termination or waiver of its objection to the disapproved items shall be deemed to constitute Buyer’s waiver of its objection to said items and such items shall become Permitted Exceptions. Buyer shall have five (5) business days after receipt of any updates to the Preliminary Report to object to any new matters disclosed therein which were not disclosed in the original Preliminary Report only to the extent such new matters do not otherwise constitute Permitted Exceptions, and the procedures for objecting to such matters shall be as set forth in this Section 3.1.2 (and the Outside Closing Date, defined in Section 7.1, shall be extended if necessary to account for the additional time required to comply with such procedures).

3.1.2.1 Notwithstanding anything herein to the contrary, Seller shall remove on or before the Closing Date (a) any mortgages, deeds of trust or other monetary liens (except as noted in clauses (iii), (v) and (vii) below) encumbering the Real Property, and (b) any exceptions or encumbrances to title that are created by Seller or Seller Parties after the Effective Date without Buyer’s written consent. The term “Permitted Exceptions” as used herein shall mean: (i) the exceptions in the Preliminary Report approved (or deemed approved) by Buyer pursuant to this Section 3.1; (ii) all matters shown on a survey obtained by Buyer and approved (or deemed approved) by Buyer pursuant to this Section 3.1; (iii) non-delinquent real and personal property taxes; (iv) the Leaseback Agreement; (v) matters attributable to acts of Buyer and/or its directors, officers, employees, consultants, agents, contractors, affiliates and other representatives (“Buyer Parties”); (vi) provisions of existing laws, rules and regulations including, without limitation, building, zoning and environmental laws; and (vii) any non-delinquent lien for municipal betterments and special assessments assessed against the Real Property.

3.1.2.2 If, on or before the Closing Date, Seller does not remove or cure any title exception that Seller agreed to remove or cure or is required to remove according to the terms of this Section 3.1, then Buyer shall have the right to pursue remedies under Section 9.2 below.

3.2 Conveyance. On the Closing Date, Seller shall convey to Buyer fee simple title to the Real Property by a duly executed and acknowledged Bargain and Sale Deed (“Deed”), free and clear of all defects and encumbrances other than the Permitted Exceptions. Additionally, on the Closing Date, Seller shall convey to Buyer any and all interest that Seller has in that certain skybridge serving the Land (which skybridge is further discussed in Section 5.5.2 below) by a duly executed Quitclaim Bill of Sale (“QCB/S”).

3.3 Buyer’s Policy. As noted in Section 6.2.3 below, one of Buyer’s conditions to Closing is that the Title Company shall issue to Buyer at Closing an ALTA standard coverage owner’s policy of title insurance insuring Buyer’s title to the Real Property in the full amount of the Purchase Price allocated to the Real Property, subject only to the Permitted Exceptions and those general exceptions and exclusions that are customary in such standard form of title insurance (“Buyer’s Policy”). Buyer may request that Title Company issue an extended coverage policy of title insurance and special endorsements to Buyer’s Policy. In either or both of the foregoing events, Seller shall furnish to Title Company a commercially reasonable owner’s affidavit that Title Company reasonably requires to issue such extended coverage or special endorsements reasonably requested by Buyer; provided, however, that such affidavit shall be acceptable to Seller, in its reasonable discretion, and Seller shall not be required to incur any additional obligations, liabilities, or expenses associated with the same. Buyer shall be fully responsible for paying the additional costs associated with any extended coverage and special endorsements that it requests. In no event shall the issuance of extended coverage or special endorsements be a condition of Closing, and Closing shall timely proceed so long as a standard coverage owner’s policy will be issued pursuant to the first sentence of this Section 3.3.

3.4 Seller’s Policy. Seller shall have the right to request that Title Company provide a simultaneous-issued seller’s policy of title insurance at Closing (“Seller’s Policy”), which policy shall be subject only to the same exceptions as provided in Buyer’s Policy. Seller shall notify Buyer and Title Company no later than the expiration of the Due Diligence Period if Seller elects to obtain a Seller’s Policy.

ARTICLE 4. INSPECTIONS; DUE DILIGENCE; CONDITION OF THE PROPERTY

4.1 Inspections. Buyer shall have a period (the “Due Diligence Period”), commencing on the Effective Date, and expiring at 5:00 p.m. (Pacific time) on April 17, 2015, in which to conduct the inspections and studies described in this Section 4.

4.2 Access to the Property and Indemnification by Buyer. During the Due Diligence Period, Seller shall permit Buyer and Buyer’s agents and representatives access to the Property for the purpose of conducting such physical and environmental inspections of the Property (collectively, the “Inspections”) as Buyer shall deem necessary to determine the feasibility of the Property for Buyer’s intended use. Seller and Expedia, Inc., a Washington corporation (“Buyer’s Parent”) have previously entered into that certain Right of Entry Agreement dated December 22, 2014, as amended by that certain First Amendment to Letter of Intent & Right of Entry Agreement dated February 24, 2015 (as amended, the “Right of Entry Agreement”), and the parties acknowledge that Buyer’s conduct of the Inspections shall be governed by and subject to the terms of the Right of Entry Agreement, which remains in full force and effect, except that Seller has previously agreed to decrease the Employee Dishonesty Coverage minimum amount required in the Right of Entry Agreement from Five Million Dollars ($5,000,000) to One Million Dollars ($1,000,000).

4.3 Deliveries Made by Seller. Buyer acknowledges that, prior to the Effective Date, Seller delivered and Buyer received or had access to all of the materials listed on EXHIBIT E (“Initial Due Diligence Materials”). In addition, Seller may deliver additional due diligence materials (“Additional Due Diligence Materials,” and, together with the Initial Due Diligence Materials, the “Due Diligence Materials”) to Buyer by no later than March 31, 2015. Except as expressly set forth in Section 5.2.6 of this Agreement, Buyer acknowledges and agrees that neither Seller nor its affiliates or any of such parties’ directors, officers, agents, contractors, employees or other representatives (such affiliates and parties collectively, “Seller Parties”) make, and have not made, any warranty or representation with respect to the Due Diligence Materials, including, without limitation, as to their accuracy, completeness, conclusions or statements expressed in the Due Diligence Materials, nor do Seller or the Seller Parties represent or warrant that these are the sole materials which were or now are available with respect to the matters covered thereby, and Buyer hereby waives, relinquishes and releases any and all Claims (defined in Section 4.6.2) against Seller or any of the Seller Parties arising out of the accuracy, completeness, conclusions or statements expressed in the Due Diligence Materials except with respect to Seller’s representation in Section 5.2.6 hereof. Buyer conclusively shall be presumed to have knowledge of all matters referred to in, or disclosed by, the Due Diligence Materials.

4.4 Buyer’s Acceptance or Rejection prior to the Expiration of the Due Diligence Period. Before the expiration of the Due Diligence Period, if Buyer, after conducting its Inspections as described in this Section 4, desires to purchase the Property, Buyer will give

Seller written notice of its approval of the Inspections (“Buyer’s Approval Notice”), in which event Buyer will be deemed to have approved and accepted the Property and to have agreed to complete the transaction contemplated by this Agreement, and the Deposit will immediately become nonrefundable. If Buyer does not deliver Buyer’s Approval Notice before the expiration of the Due Diligence Period, then this Agreement will automatically terminate, subject to the immediate return of all copies of all Due Diligence Materials (and written reports generated by the Inspections) to Seller, the Deposit will be promptly delivered to Buyer, Buyer and Seller shall equally pay any costs associated with terminating Escrow or cancelling the Preliminary Report, and thereupon neither party will have any further obligation or liability to the other party hereunder, except as otherwise expressly provided herein.

4.5 Disclosure Statement. Buyer and Seller acknowledge that the Real Property constitutes “Commercial Real Estate” as defined in RCW 64.06.005. Buyer waives receipt of the seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled “Environmental.” The form of the Environmental section of the seller disclosure statement is attached to this Agreement as EXHIBIT F. An executed copy of the Environmental section of the seller’s disclosure statement made with reference to the Property (“Disclosure Statement”) was previously delivered to Buyer before the Effective Date hereof. Buyer shall promptly execute and deliver to Seller an acknowledgment of the Disclosure Statement. Buyer waives its right to rescind this Agreement under RCW 64.06.030. Buyer further acknowledges and agrees that the Disclosure Statement (a) is for the purposes of disclosure only, (b) is not part of this Agreement, and (c) is not and will not be construed as a representation or warranty of any kind by Seller.

4.6 “AS-IS” Sale, Assumption of Risk and Release.

4.6.1 “As-Is” Sale. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 5.2 BELOW AND ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING, BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS, WHERE-IS” CONDITION “WITH ALL FAULTS AND DEFECTS”, WHETHER KNOWN OR UNKNOWN, AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESSED OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER FROM OR ON BEHALF OF SELLER OR ANY OF THE SELLER PARTIES, INCLUDING WITHOUT LIMITATION, THOSE OF FITNESS FOR A PARTICULAR PURPOSE AND USE. Buyer acknowledges and agrees that (a) Buyer is a knowledgeable, experienced and sophisticated entity, (b) except as otherwise expressly set forth in Section 5.2 below or in any other document executed and delivered by Seller at Closing, neither Seller, the Seller Parties nor anyone acting for or on behalf of any of them, has made any representation, warranty, promise or statement, express or implied, to Buyer or the Buyer Parties, or to anyone acting for or on behalf of any of them, concerning any aspect of or condition of the Property, the use or development thereof or its fitness or any particular purpose, and (c) although Buyer had access to the Due Diligence Materials, but subject to the written representations made by Seller in this Agreement, Buyer is purchasing the Property based solely upon its own investigation and examination of the Property. Therefore, as of Closing, but subject to (a)

Buyer’s rights as Landlord under the Leaseback Agreement and (b) except to the extent of a breach or default of Seller under this Agreement which has not been waived by Buyer pursuant to Section 4.6.3 hereof or otherwise, Buyer assumes the risk of all defects and conditions of the Property, whether known or unknown, including but not limited to such defects and conditions that cannot be observed by casual inspection, and Buyer assumes the risk that adverse matters related to the condition of the Property, including but not limited to adverse physical and environmental conditions, may not have been revealed by Buyer’s due diligence performed with respect to the Property or the Due Diligence Materials.

4.6.2 Release. Upon Closing, Buyer will be deemed to have made all studies, investigations and inspections that Buyer deemed necessary, appropriate or desirable in connection with Buyer’s purchase of the Property and Buyer will be deemed to have approved all such studies, investigations and inspections and all aspects of the Property and this transaction without reservation. Subject to Section 9.2 and Section 9.2A, Buyer hereby waives, relinquishes and releases, on behalf of itself, the Buyer Parties and their successors and assigns, Seller and the Seller Parties from any and all claims, demands, losses, liabilities, damages, causes of action and costs, including, but not limited to, reasonable attorneys’ fees and disbursements (collectively, “Claims”) that Buyer has or may have arising from or related to any matter or thing in connection with the Property, including, without limitation, any documents provided by Seller or any Seller Party hereunder, any construction defects, errors or omissions in the design or construction of the Property and any environmental conditions affecting the Property, and Buyer shall not look to Seller or the Seller Parties in connection with any of the foregoing for any redress or relief. The release in this Section 4.6.2 shall be given full force and effect according to each of its expressed terms and provisions and shall apply to all Claims, regardless of whether such Claims are known or unknown, suspected or unsuspected.

4.6.3 Buyer’s Knowledge. Without limiting the generality of the release contained in Section 4.6.2 above, and notwithstanding anything in this Agreement to the contrary, in the event that the Closing occurs, then neither Seller nor the Seller Parties shall have any liability whatsoever with regard to any matter of which Buyer or the Buyer Parties have actual knowledge (as defined in Section 5.1.4 below) prior to the Closing. By executing this Agreement, Buyer waives any such Claims; by Closing, Buyer shall be deemed to have waived any such Claims; and Buyer shall not be entitled to “reserve” any such Claims at Closing of which it or the Buyer Parties have actual knowledge.

4.6.4 Survival. The provisions of this Section 4.6 shall indefinitely survive any Closing or termination of this Agreement.

Seller and Buyer each initial this Section 4.6 below to expressly acknowledge that the waivers, releases and other terms herein have been specifically negotiated and agreed upon and to further indicate their awareness and acceptance of each and every provision hereof.

Seller’s Initials:	Buyer’s Initials:

/s/ DM	/s/ MO

[THE BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Definitions. As used in this Agreement, including this Article 5:

5.1.1 The phrase “to Seller’s knowledge,” means the present, actual knowledge, with no duty of due diligence or inquiry, of James Kilcourse, Executive Director Global Asset Planning, Charles Barry, Director, Global Real Estate or Susan Hansen, Director of Facilities Operations. Such persons have not undertaken or inquired into (having no duty to undertake or to inquire into) any independent investigation or verification of the matters set forth in any representation or warranty, including without limitation an investigation or review of any documents, certificates, agreements or information that may be in, or may hereafter come into, the possession of Seller or any of the Seller Parties. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals related to or arising out of any representations and warranties made by Seller herein;

5.1.2 “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, and the Washington Model Toxics Control Act, all as amended, or any other similar state, local, or federal environmental law and any rules and regulations promulgated thereunder;

5.1.3 “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are listed, defined or regulated as of the Effective Date in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects;

5.1.4 “Exception Matter” means (a) any matters expressly referred to in, or expressly disclosed by, the Due Diligence Materials, (b) any other matter of which Buyer or the Buyer Parties have actual knowledge prior to Closing, “actual knowledge” meaning anything specifically set forth in any written document given to or obtained by Buyer in connection with the transactions contemplated in this Agreement, and (c) any waived misrepresentations (pursuant to Section 5.3); and

5.1.5 The phrases “commercially reasonable efforts” and “commercially reasonable steps” shall not impose any obligation to institute legal proceedings or to expend any monies therefor.

5.2 Seller’s Representations and Warranties. Seller represents and warrants the following to Buyer as of the Effective Date, except with respect to any Exception Matter. Each of such representations and warranties shall be deemed remade on and as of the Closing Date.

5.2.1 Due Formation and Authorization. Seller is duly organized and validly existing under the laws of the State of Washington, is qualified to do business in the State of Washington, and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement and all documents to be executed by Seller in connection herewith constitute, or will constitute when executed and delivered, valid and legally binding obligations of Seller enforceable in accordance with their terms. Each individual executing this Agreement on behalf of Seller is duly authorized to do so.

5.2.2 Consent. Except for any consents necessary to transfer the Assigned Contracts or any Permits, no consent, approval or authorization by any individual or entity or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein by Seller other than those consents, approvals and authorizations that shall be obtained by Seller prior to Closing or which are to otherwise be obtained after Closing pursuant to Section 5.5.2. The consummation of the transactions contemplated by this Agreement will not constitute a breach of, or constitute a default under, any agreement or other instrument to which Seller is a party or by which Seller is bound or affected.

5.2.3 Litigation; Condemnation. To Seller’s knowledge, Seller has not received written notice of (a) any pending lawsuits affecting all or any material portion of Seller’s interest in the Property, or (b) any pending judicial, municipal or administrative proceedings in eminent domain affecting all or any portion of Seller’s interest in the Property.

5.2.4 Environmental. Except as set forth on Schedule 5.2.4 attached hereto, to Seller’s knowledge, during the five (5) years prior to the Effective Date, Seller has not received any written notice requiring any corrective action by Seller which corrective action has not been completed of any pending or threatened civil, criminal or administrative suit, claim, liability, hearing, violation, investigation, proceeding or demand relating in any way to a material release of Hazardous Materials at or from the Property, or material non-compliance with Environmental Laws at the Property. Except as would not have a material adverse effect on the Property taken as a whole, and except as set forth on Schedule 5.2.4 attached hereto, Seller does not have any knowledge of the release of Hazardous Materials on the Property by Seller or any of the Seller Parties during the five (5) years prior to the Effective Date other than in compliance with Environmental Laws.

5.2.5 Foreign Person. Seller is not a foreign corporation as defined in Section 1445 of the Internal Revenue Code, as amended (“IRC”).

5.2.6 Due Diligence Materials. To Seller’s knowledge, the Due Diligence Materials represent true copies of such materials.

5.2.7 Survival. The above representations and warranties of Seller (other than any Exception Matter) shall survive the Closing Date for a period of eighteen (18) months after the expiration or earlier termination of the Initial Lease Term. If Buyer fails to bring any Claim within such time period based on Seller’s breach of such representations and warranties (regardless of when the breach was discovered), such Claim shall be forever barred.

5.3 Incorrect Seller Representation or Warranty. If Buyer learns before the Closing that any representation or warranty of Seller herein is materially incorrect or materially misleading, Buyer shall notify Seller of such incorrectness within five (5) business days of Buyer’s discovery thereof, failing which the incorrect representation or warranty shall be deemed waived. Upon timely receiving such notification, Seller shall have the right to take such action as necessary to render the incorrect representation or warranty correct. If Seller notifies Buyer that it does not intend to take the corrective action or if Seller fails to notify Buyer within five (5) business days of receiving Buyer’s notice that Seller will take corrective action, Buyer shall have the right to pursue remedies under Section 9.2 below; provided, however, in the event that a representation or warranty of Seller herein becomes materially incorrect or materially misleading due to the information disclosed in any Additional Due Diligence Materials delivered to Buyer on or before March 31, 2015, then for the avoidance of doubt, (i) such an event shall not be considered a breach or default by Seller of any of its obligations under this Agreement, (ii) Buyer shall not have the right to pursue remedies under Section 9.2 below, and (iii) Buyer shall be limited to its rights under Section 4.4 above.

5.4 Buyer’s Representations and Warranties. Buyer hereby represents and warrants the following to Seller as of the Effective Date. Each of such representations and warranties shall be deemed remade on and as of the Closing Date.

5.4.1 Due Formation and Authorization. Buyer is duly organized and validly existing under the laws of the state of Washington, is qualified to do business in the State of Washington, and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement and all documents to be executed by Buyer in connection herewith constitute, or will constitute when executed and delivered, valid and legally binding obligations of Buyer enforceable in accordance with their terms. Each individual executing this Agreement on behalf of Buyer is duly authorized to do so.

5.4.2 Consent. Except for any consents necessary to transfer the Assigned Contracts or any Permits, no consent, approval or authorization by any individual or entity or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Buyer. The consummation of the transactions contemplated by this Agreement will not constitute a breach of, or constitute a default under, any agreement or other instrument to which Buyer is a party or by which Buyer is bound or affected.

5.4.3 Patriot Act. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

5.4.4 Financial Capability. Buyer has the financial ability to timely make Buyer’s Closing Payment and to pay all other costs that may arise under this Agreement.

Buyer shall immediately notify Seller if any of the foregoing becomes false or misleading after the Effective Date, in which case Seller shall have the remedies set forth in Section 5.4.5 below.

5.4.5 Incorrect Buyer’s Representations and Warranties. If Seller learns that any representation or warranty of Buyer herein is materially incorrect or materially misleading, Seller shall notify Buyer of such incorrectness within five (5) business days of Seller’s discovery thereof, failing which the incorrect representation or warranty shall be deemed waived. Upon receiving such notification, Buyer shall have the right to take such action as necessary to render the incorrect representation or warranty correct. If Buyer fails to notify Seller within five (5) business days of receiving Seller’s notice that Buyer will take corrective action, Seller shall have all rights and remedies provided in Section 9.1 below for a Buyer’s breach.

5.5 Seller’s Covenants.

5.5.1 Assigned Contracts. Seller shall assign its interest in the Assigned Contracts to Buyer at Closing and Buyer shall assume Seller’s obligations thereunder. To the extent any such assignment requires the consent of the other party to the Assigned Contract, Seller shall use commercially reasonable efforts to obtain such consent prior to the Closing, but a failure to obtain such consent shall not be a Seller default under this Agreement. If any such consent is not obtained prior to the Closing, Seller agrees to use commercially reasonable efforts in assisting Buyer to obtain such consent after the Closing Date (and this Section 5.5.1 shall survive Closing if necessary for the foregoing purpose). If Seller must pay any consideration as a condition to any consent necessary to assign an Assigned Contract, Seller shall have no obligation to incur any such expense or pay any such consideration, unless Buyer agrees to reimburse Seller for such expense or payment.

5.5.2 Permits.

All Transferable Permits-Closing shall be transferred to Buyer by a General Assignment at Closing pursuant to Section 7.2 below. With respect to the Process Permits (which shall include, without limitation, the skybridge permit and license (“Skybridge Permit”) authorized under City of Seattle Ordinance No. 123909 (“Skybridge Ordinance”)), Seller shall take commercially reasonable steps to obtain all necessary approvals and take commercially reasonable steps to transfer the Process Permits to Buyer at Closing, and Buyer shall reasonably cooperate with Seller in the steps necessary to transfer the Process Permits (including, with respect to the Skybridge Permit, promptly delivering the surety bond, proof of insurance coverage, assumption agreement and other items required under the Skybridge Ordinance in order to transfer the Skybridge Permit). If, after taking such commercially reasonable steps set forth above, any such approvals are not obtained or transfers completed prior to the Closing, Seller agrees to use commercially reasonable efforts in assisting Buyer to obtain such approvals and complete such transfers after Closing or to obtain new or replacement permits if such approvals cannot be obtained or if such transfers cannot be completed (and this Section 5.5.2 shall survive Closing if necessary for the foregoing purpose). Notwithstanding anything to the contrary herein, but subject to Buyer’s reasonable cooperation as set forth above, and as one of Buyer’s conditions to Closing, Seller shall obtain all necessary approvals to transfer the Skybridge Permit to Buyer prior to Closing, provided that failure to obtain such approvals or to complete such transfers shall not be deemed a Seller default under this Agreement unless Seller does not take such commercially reasonable steps set forth above to obtain all such necessary approvals and/or transfers.

5.6 Leaseback of Property. As a material part of Seller’s willingness to sell the Property to Buyer, Seller has required that Buyer lease back to Tenant the entire Property to allow for Tenant’s and its affiliates’ occupancy and business operations at the Property. For the foregoing purposes, Buyer and Tenant shall enter into a lease at Closing in the form attached hereto as EXHIBIT G (“Leaseback Agreement”) to lease back the Property.

5.7 Anti-Corruption Laws. Neither Buyer, nor, Buyer’s directors, officers, employees, or any agent, representative, or third party acting for or on Buyer’s behalf (collectively, “Buyer Representative”) shall, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any person or entity for the purposes of obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any applicable laws, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”) as regards this transaction or the Property. Seller may terminate this Agreement if Buyer or any Buyer Representative fails to cure any non-compliance with this provision within seven (7) days following written notice of such non-compliance from Seller (to the extent a cure is possible under the circumstances). Any termination by Seller under this Section 5.7 shall be deemed a termination pursuant to Section 4.4. Neither Seller, nor Seller’s directors, officers, employees, or any agent, representative, or third party acting for or on Seller’s behalf (collectively, “Seller Representative”) shall, directly or indirectly, offer, pay, accept, promise to pay, promise to accept payment or authorize such offer, promise, acceptance or payment, of anything of value, to any person or entity for the purposes of obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Anti-Corruption Laws as regards this transaction or the Property. Buyer may terminate this Agreement if Seller or any Seller Representative fails to cure any non-compliance with provision within seven (7) days following written notice of such non-compliance from Buyer (to the extent a cure is possible under the circumstances). Any termination by Buyer under this Section 5.7 shall be deemed a termination pursuant to Section 4.4.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 Seller’s Conditions to Closing. Seller’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Seller in writing, at its sole option:

6.1.1 All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date;

6.1.2 Buyer shall have delivered Buyer’s Closing Payment and all of the documents required to be executed by Buyer hereunder into Escrow as required, and Buyer shall have materially performed all of its other obligations hereunder required to be performed by the Closing Date, and complied with all conditions, required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and

6.1.3 Title Company shall be prepared to issue Seller’s Policy, if elected by Seller pursuant to Section 3.4 above.

6.2 Buyer’s Conditions to Closing. Buyer’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Buyer in writing, at its sole option:

6.2.1 All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent that they expressly relate to an earlier date and except further to the extent of any Exception Matter;

6.2.2 Seller shall have executed and delivered all of the documents required to be delivered by Seller hereunder into Escrow, and Seller shall have materially performed all of its other obligations hereunder required to be performed by the Closing Date, and complied with all conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing;

6.2.3 Title Company shall be prepared to issue Buyer’s Policy; and

6.2.4 Seller has obtained all necessary approvals to transfer the Skybridge Permit to Buyer.

ARTICLE 7. CLOSING

7.1 Closing Procedure. The transaction contemplated in this Agreement will be closed (“Closing”) in Escrow by Escrow Agent on May 15, 2015, or otherwise on a mutually agreeable date designated in writing by Buyer and Seller (such date, the “Closing Date”). The Closing Date shall be within thirty (30) days after Buyer delivers a Buyer’s Approval Notice pursuant to Section 4.4. (such date, the “Outside Closing Date”). Except as expressly provided herein, the Outside Closing Date may not be extended without the prior written approval of both Seller and Buyer.

7.1.1 If the transaction contemplated by this Agreement fails to close by the Outside Closing Date as a result of the breach or default by one of the parties hereto, then the non-defaulting party shall have the rights and obligations as provided in Article 9.

7.1.2 If the transaction contemplated by this Agreement fails to close by the Outside Closing Date due to the failure of one of the closing conditions to be satisfied as set forth in Section 6.2.3 or Section 6.2.4 and such failure is not the result of the breach or default by Seller of its obligations under this Agreement, and Buyer does not elect to waive such closing conditions, Buyer may elect to extend the Outside Closing Date by the number of days necessary to allow for the satisfaction of such closing conditions but in any event not to exceed sixty (60) days, and, after such extension period, if such conditions are not satisfied or waived by Buyer, then this Agreement shall be deemed terminated pursuant to Section 4.4.

7.1.3 If the transaction contemplated by this Agreement fails to close by the Outside Closing Date due to the failure of the closing condition to be satisfied as set forth in Section 6.1.3 and such failure is not the result of the breach or default by Buyer of its obligations under this Agreement, and Seller does not elect to waive such closing condition, Seller may elect to extend the Outside Closing Date by the number of days necessary to allow for the satisfaction of such closing condition but in any event not to exceed sixty (60) days, and, after such extension period, the condition shall be deemed waived by Seller.

7.2 Deposits Into Escrow.

7.2.1 By Seller. At least one (1) business day prior to the Closing Date, Seller shall deposit into Escrow (except as noted below):

(a) The original Deed and the QCB/S in the applicable form of EXHIBIT H and EXHIBIT H-1 attached hereto, duly executed by Seller and acknowledged where required;

(b) Two (2) original counterparts of a Bill of Sale in the form of EXHIBIT I attached hereto, duly executed by Seller, with respect to the Tangible Personal Property (“Bill of Sale”);

(c) Two (2) original counterparts of an Assignment and Assumption Agreement in the form of EXHIBIT J attached hereto, duly executed by Seller, with respect to the Assigned Contracts (“Assignment and Assumption Agreement”);

(d) Two (2) original counterparts of a General Assignment in the form of EXHIBIT K attached hereto, duly executed by Seller, with respect to the Transferable Permits-Closing (“General Assignment”);

(e) Two (2) original counterparts of the Leaseback Agreement, executed by Tenant and acknowledged;

(f) An affidavit that satisfies the requirements of Section 1445 of the IRC of 1986, as amended, and the regulations thereunder (“Non-Foreign Affidavit”); and

(k) Two (2) original counterparts of a real estate excise tax affidavit (“REETA”), duly executed by Seller.

7.2.2 By Buyer. At least one (1) business day prior to the Closing Date, Buyer shall deposit into Escrow:

(a) Buyer’s Closing Payment, as required in Section 2.2.2;

(b) Two (2) original counterparts of the Assignment and Assumption Agreement duly executed by Buyer;

(c) Two (2) original counterparts of the General Assignment duly executed by Buyer;

(d) Two (2) original counterparts of the Leaseback Agreement, executed by Buyer and acknowledged; and

(e) Two (2) original counterparts of the REETA, duly executed by Buyer.

7.2.3 Other Documents. Seller and Buyer shall each deposit such other instruments and funds as are reasonably required by Escrow Agent or otherwise required to close the sale of the Property in accordance with the terms of this Agreement (including, without limitation, escrow instructions that will require Escrow Agent to comply with all applicable federal, state and local reporting and withholding requirements relating to the closing of the transactions contemplated herein and to comply with the Tax Reform Act of 1986 with regard to reporting all settlement information to the Internal Revenue Service).

7.3 Closing Costs and Other Expenses. The expenses and costs of the transactions contemplated herein shall be paid as follows:

7.3.1 General. Except as otherwise provided herein, each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party, and (b) all of its own respective accounting, legal and appraisal fees.

7.3.2 Seller’s Expenses. Seller shall pay (a) all real estate excise taxes, (b) the cost of an ALTA owner’s standard coverage policy of title insurance related to Buyer’s Policy, (c) the cost of any Seller’s Policy requested by Seller, and (d) one-half ( 1/2) of any escrow fees.

7.3.3 Buyer’s Expenses. Buyer shall pay all costs, expenses and fees incurred in connection with all of Buyer’s due diligence performed in connection with the Property. Buyer shall also pay (a) all premiums associated with any extended coverage title insurance or title endorsements requested by Buyer with respect to Buyer’s Policy, (b) all fees for recording the Deed and any other conveyance documents, (c) all use or sales tax imposed on the transfer of the

Tangible Personal Property (and Buyer shall indemnify, defend and hold Seller harmless from and against all sales and use taxes on the sale of the Tangible Personal Property), and (d) one-half (1/2) of any escrow fees.

7.3.4 Escrow and Other Expenses. All other Closing costs, if any, shall be borne by the parties in accordance with the local customs of King County, Washington.

7.4 Prorations. The following items and any other items customarily prorated in similar transactions shall be adjusted and apportioned by credits to the appropriate party as of the Closing Date (unless otherwise specified below).

7.4.1 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated with respect to the Property as of the Closing Date, with Seller being responsible for taxes attributable to Seller’s period of ownership and Buyer being responsible for taxes attributable to the period from and after the Closing Date (provided that Buyer’s share of such taxes after Closing shall be paid by Tenant as tenant under the Leaseback Agreement during the Initial Lease Term under the Leaseback Agreement). If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year. If, as the result of an appeal of the assessed valuation of the Property for any real estate tax year prior to (or including) the Closing, there is issued after Closing an administrative ruling, judicial decision or settlement by which the assessed value of the Property for such tax year is reduced, and a real estate tax refund issued, Seller shall be entitled to all such refunds relating to the period prior to Closing, and through the expiration or earlier termination of the Initial Lease Term under the Leaseback Agreement based on the extent to which Tenant paid such taxes with respect to such period, and Buyer shall be entitled to all such refunds relating to the period from and after the expiration or earlier termination of the Initial Lease Term. Thereafter, when the actual taxes and special assessments payable during such year become known, within ninety (90) days thereof, the apportionment of taxes previously made shall be reconciled by the parties.

7.4.2 Expenses. Except as otherwise set forth herein, ordinary operating expenses and utility costs incurred by Seller with respect to the Property shall not be prorated between Seller and Buyer, since Tenant will continue to pay such expenses after Closing pursuant to the Leaseback Agreement. Insurance shall not be prorated, since following the Closing, Seller (or Tenant) shall continue to carry the insurance required under the Leaseback Agreement.

7.4.3 Survival. The provisions of this Section 7.4 shall survive Closing.

7.5 Closing of Escrow.

7.5.1 Instructions. The parties hereto may submit to Escrow Agent any other reasonable closing instructions, so long as such instructions are not contrary to the terms of this Agreement.

ARTICLE 8. CONDEMNATION; DAMAGE, DESTRUCTION

8.1 Condemnation. In the event that all or any substantial portion of the Real Property shall be taken in condemnation or under the right of eminent domain prior to the Closing Date, Seller shall promptly notify Buyer thereof. A substantial portion of the Real Property shall be deemed taken if the area of such portion, as reasonably determined by Buyer and Seller, exceeds the Damage Threshold (defined in Section 8.2 below). Within five (5) business days after receipt of the foregoing notice, Buyer shall notify Seller and Escrow Agent, electing either: (a) to proceed with this transaction and Closing notwithstanding such condemnation or (b) to terminate this Agreement. If Buyer elects to proceed with this transaction, or if there is a taking in condemnation or eminent domain that does not affect a substantial portion of the Real Property, there shall be no reduction in the Purchase Price and Seller shall (i) deliver to Buyer at the Closing, or as soon thereafter as available, any proceeds actually received by Seller attributable to the Real Property from such condemnation or eminent domain proceeding, and (ii) assign to Buyer any and all rights Seller may have with respect to payments from, and recovery against, any party for damages or compensation relating to the Real Property on account of such condemnation or eminent domain proceeding. Buyer’s failure to notify Seller within five (5) business days after receiving Seller’s notice of such taking shall be deemed an election to proceed under clause (a) in this Section 8.1. If Buyer elects (or is deemed to have elected) to proceed, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent. In the event Buyer elects to terminate this Agreement pursuant to clause (b) above, such termination shall have the same effect as a termination pursuant to Section 4.4.

8.2 Damage or Destruction. If, before the Closing Date, the Real Property is damaged by any casualty, Seller shall immediately notify Buyer of such occurrence. If more than ten percent (10%) of the aggregate floor area of all of the Buildings (excluding the parking garage) are damaged or destroyed (“Damage Threshold”), and neither Buyer nor the Buyer Parties caused such damage, then Buyer shall have the right, by giving notice to Seller within five (5) business days after Seller notifies Buyer of the damage, to terminate this Agreement, in which event such termination shall have the same effect as a termination pursuant to Section 4.4. If, before the Closing Date, the Property is damaged by a casualty and either (a) Buyer has the right to terminate this Agreement but does not exercise such right, or (b) the damage, as reasonably determined by Seller and Buyer, is equal to or less than the Damage Threshold, then this Agreement shall remain in full force and effect and, at Closing, Seller shall assign to Buyer any insurance proceeds Seller receives or is entitled to by reason of such damage, less any insurance deductibles paid by Seller in connection with the same.

ARTICLE 9. REMEDIES FOR DEFAULTS IN THE EVENT CLOSING DOES NOT OCCUR

9.1 Buyer Default. IN THE EVENT THE CLOSING DOES NOT OCCUR AS PROVIDED IN THIS AGREEMENT BY REASON OF ANY BREACH OF BUYER (EXCEPT FOR A BREACH UNDER SECTION 5.7), BUYER AND SELLER AGREE THAT IT

WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT AND FAILS WITHOUT LEGAL EXCUSE TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT (WHICH INCLUDES ANY ACCRUED INTEREST THEREON). SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. Notwithstanding anything to the contrary above, the limitations of remedies in this Section 9.1 shall not apply to any obligation of Buyer under this Agreement to (i) indemnify, defend and hold Seller harmless, (ii) comply with Section 11.19, or (iii) in the event Seller is a “prevailing party,” pay Seller’s costs and expenses, including, without limitation, reasonable attorneys’ fees pursuant to Section 11.15.

9.2 Seller Default. In the event that the purchase and sale of the Property is not closed solely because of a breach or default by Seller hereunder which is not cured by Seller within ten (10) business days after notice of such default from Buyer (provided, however, that if the breach or default is not susceptible of cure within such time, Seller shall not be in breach or default if it commences to cure within such ten (10) business day period and thereafter diligently prosecutes the cure to completion), Buyer shall be entitled, as its sole and exclusive remedy, either (a) to terminate this Agreement and to receive the prompt return of the Deposit, and to be reimbursed by Seller for the reasonable out-of-pocket costs and expenses actually paid by Buyer to third party consultants in connection with the transactions contemplated herein, as evidenced by invoices or receipts therefor (such reimbursement not to exceed One Million Dollars ($1,000,000.00)), or (b) to seek specific performance of Seller’s obligations under this Agreement, provided that any such action for specific performance shall not limit the prevailing party’s right to recover its attorney’s fees and related legal costs as provided herein. These remedies are mutually exclusive and Buyer must elect, by notice to Seller and Escrow Agent no later than thirty (30) days after the scheduled Closing Date, which of these remedies Buyer wishes to pursue. If Buyer fails to deliver notice of its intent to commence an action for specific performance within said period, Buyer will be deemed to have elected to terminate this Agreement and receive the funds described in clause (a) above. Notwithstanding anything to the contrary above, the limitations of remedies in this Section 9.2 shall not apply to any obligation of Seller under this Agreement to (i) indemnify, defend and hold Buyer harmless, (ii) comply with Section 11.19, or (iii) in the event Buyer is a “prevailing party,” pay Buyer’s costs and expenses, including, without limitation, reasonable attorneys’ fees pursuant to Section 11.15.

9.3 Fees. In the event that either party terminates this Agreement as a result of the other party’s breach or default hereunder, then, in addition to all other rights provided in this Article 9, the defaulting party shall be responsible for paying all fees associated with terminating Escrow and cancelling the Title Report.

ARTICLE 9A. REMEDIES FOR DEFAULTS FIRST DISCOVERED FOLLOWING CLOSING

9.1A Buyer Default. Subject to Section 11.20, following Closing, Seller shall be entitled to pursue all remedies that may be available to Seller hereunder, at law or in equity, for a breach of any Buyer representation, warranty or covenant set forth in this Agreement first discovered after Closing which has not otherwise been waived or released by Seller pursuant to the terms of this Agreement, and which was not otherwise extinguished at Closing.

9.2A Seller Default. Not by way of limitation of Section 4.6.3, and Section 11.20, following Closing, Seller shall have no liability whatsoever to Buyer for a breach of any Seller representation, warranty or covenant set forth in this Agreement unless: (a) the valid claims for all such breaches collectively aggregate more than Five Hundred Thousand Dollars ($500,000), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, Ten Million Dollars ($10,000,000) (the “Cap”) in the aggregate for all liability; and (b) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the date that is eighteen (18) months after the expiration or earlier termination of the Initial Lease Term (as defined in the Leaseback Agreement) and an action shall have been commenced by Buyer against Seller within such time; and (c) such breach was first discovered after Closing, was not otherwise waived or released by Buyer pursuant to the terms of this Agreement, and was not otherwise extinguished at Closing. In no event shall Seller be liable for any damages in excess of the Cap. The provisions of this paragraph shall survive the Closing.

ARTICLE 10. INDEMNIFICATION

10.1 By Buyer. Subject to Section 9.3, Buyer hereby agrees to indemnify, defend and hold harmless Seller and the Seller Parties from and against any and all Claims that may be imposed on, incurred or paid by, or asserted against Seller or the Seller Parties by reason of or in connection with a breach or default of Buyer, or Buyer’s failure to perform, hereunder; provided, however, that the foregoing indemnity shall not extend to any Claim due to or arising out of any breach of this Agreement by Seller or the Seller Parties.

10.2 Survival. The indemnification provided in Section 10.1 above shall survive the Closing of the transactions contemplated herein.

ARTICLE 11. GENERAL PROVISIONS

11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Counterparts of this Agreement delivered between the parties by facsimile or electronic mail shall have the same force and effect as manually delivered originals; provided, however, that upon request, such party shall deliver its original signature to the requesting party.

11.2 Entire Agreement. This Agreement, including all exhibits attached hereto, contains the entire agreement of the parties respecting the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or in writing, between the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior or contemporaneous agreement.

11.3 Counsel; Construction. Each party has received (or had the opportunity to receive) independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning and effect of the provisions hereof. The provisions of this Agreement shall be given their fair meaning, and not for or against any party based upon one party’s drafting of such provisions. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

11.4 Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Washington exclusive of the conflict of laws principles of such state. Venue for any action arising in connection with this Agreement shall exclusively lie in King County, Washington.

11.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, to any extent shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect.

11.6 Waiver of Covenants, Conditions or Remedies. Either party may waive any breach of the terms and conditions hereof by the other party only by a written statement to that effect signed by the waiving party. No waiver by a party of any breach of this Agreement by the other party shall be deemed a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of the breach, whether or not the first party knows of the breach at the time it accepts payment or performance. No failure or delay by a party to exercise any right it may have by reason of a default shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right while the other party continues to be in default. All remedies, rights, undertaking, obligations and agreements herein shall be cumulative and not mutually exclusive.

11.7 Business Day. As used herein, “business day” means any calendar day except a Saturday, Sunday, or legal holiday as defined in RCW 1.16.050. In the event that the date for performance of any covenant or obligation under this Agreement falls on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next business day.

11.8 Exhibits and Schedules. All exhibits and schedules listed as such in the Table of Contents are attached hereto and are incorporated by reference into this Agreement, except Exhibit F.

11.9 Amendment. This Agreement may be amended solely by the signed, written agreement of Buyer and Seller.

11.10 Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall make either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party in any way be liable for any debt of the other.

11.11 Time of the Essence. Time is of the essence of every term, covenant and condition in this Agreement.

11.12 Further Acts. Each party agrees without further consideration to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.13 No Recording. Neither Buyer nor Seller shall record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Real Property.

11.14 Assignment. Buyer shall not assign Buyer’s rights or delegate its obligations hereunder without Seller’s prior written consent, which consent Seller may withhold in its sole and absolute discretion, provided that Buyer may, without Seller’s consent but with at least ten (10) business days prior written notice of such proposed assignment to Seller (together with providing Seller with copies of the proposed assignment and assumption documentation), assign its rights under this Agreement to any entity wholly controlled or owned by Buyer’s Parent so long as such assignee assumes all of Buyer’s obligations hereunder. If Buyer assigns its rights under this Agreement, Buyer shall remain liable for the performance by such assignee of all of Buyer’s obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.15 Attorneys’ Fees. If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with prosecution or defense of such action, including, without limitation, any attorneys’ fees incurred in connection with any appeals, mediation or arbitration related to such action. The provisions of this Section 11.15 shall survive the entry of any judgment, and shall not merge or be deemed to have merged into any judgment. The provisions of this Section 11.15 shall survive the Closing or any termination of this Agreement.

11.16 Brokers. Seller and Buyer each represents to the other that it has had no dealings, negotiations, or consultations with any broker, agent or other intermediary in connection with the sale of the Property pursuant to this Agreement. Seller and Buyer agree that each will indemnify, defend and hold the other harmless from the claims of any broker(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Buyer, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. This mutual indemnity shall survive Closing and any termination of this Agreement.

11.17 Notices. Any notice or election required or permitted to be given or made under this Agreement shall be deemed given or made when addressed to Seller or Buyer, as the case may be (with copies to all parties noted below), at the respective addresses set forth below. Notices shall be transmitted, or delivered as follows: (1) personal delivery, (2) recognized overnight courier service, or (3) mailed by United States certified mail, return receipt requested, postage prepaid. Notices shall be deemed to be delivered on the earlier of (a) the date received, (b) one (1) business day after deposit with an overnight courier service, or (c) three (3) business days after deposit in the United States mail, certified mail, postage prepaid.

Seller’s Address for Notice:

Immunex Corporation

One Amgen Center Drive

M/S 38-4-B

Thousand Oaks, CA 91320

Attention: Mr. James Kilcourse

with copies to:

Amgen Inc.

One Amgen Center Drive

M/S 35-2-B

Thousand Oaks, CA 91320

Attention: Operations Law Group

and:

Perkins Coie LLP

1201 Third Ave, Suite 4900

Seattle, Washington 98101

Attn: William L. Green

Buyer’s Address for Notice:

Cruise, LLC

333 108th Avenue NE

Bellevue, WA 98004

Attn: VP Real Estate

with a copy to:

Cruise, LLC

333 108th Avenue NE

Bellevue, WA 98004

Attn: General Counsel

and with a copy to:

Riddell Williams P.S.

1001 Fourth Avenue, Suite 4500

Seattle, Washington 98154

Attn: Kyle L. Branum

Any party hereto may change its address for the service of notice hereunder by delivering written notice of said change to the other party, in the manner above specified.

11.18 Mutual Waivers of Jury Trial. BUYER AND SELLER EACH HEREBY EXPRESSLY, IRREVOCABLY, FULLY AND FOREVER RELEASES, WAIVES AND RELINQUISHES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM IN WHICH BUYER OR SELLER IS A PARTY, WHICH IN ANY WAY (DIRECTLY OR INDIRECTLY) ARISES OUT OF, RESULTS FROM OR RELATES TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL BASIS.

11.19 Confidentiality. Buyer and Seller agree that the existence of this Agreement, all of the terms, conditions and provisions of this Agreement and any information obtained by Buyer, Seller, the Buyer Parties, the Seller Parties or any of Buyer’s or Seller’s respective advisors, lenders or investors in connection with this Agreement (collectively, “Permitted Outside Parties”), including, without limitation, the Due Diligence Materials (but excluding any information generally available to the public other than by reason of Buyer’s or Seller’s breach of their respective obligations hereunder) are and shall be treated as confidential and shall be used only to evaluate the possible acquisition of the Property by Buyer from Seller. Buyer and Seller agree not to divulge any information described in this Section 11.19 before Closing, except when required by applicable laws, court orders and/or any rules or regulations of the Securities and Exchange Commission or any other stock exchange or capital markets (but only then after notice thereof to the other party and provided that the disclosing party shall use reasonable efforts to limit the disclosure to the minimum required under the circumstances) and except to such Permitted Outside Parties who “need to know” to assist Buyer and Seller in connection with the consummation of the transactions contemplated in this Agreement, so long as Buyer or Seller (as applicable) first obtains each such party’s agreement to treat all such information as confidential as if they were a party hereto. Except as expressly contemplated by or necessary to implement the provisions of this Agreement, neither party shall issue any press release or make any public statements or disclosure regarding the transactions contemplated by this Agreement without the other party’s prior written consent; provided, however, that upon the Effective Date and at such time as the transactions contemplated herein close, Buyer and Seller shall reasonably cooperate and coordinate the preparation and issuance of press releases announcing the execution of this Agreement and the sale (as applicable), in form and content mutually agreeable to both Buyer and Seller. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Materials, this Agreement and other information, Seller has not waived any privilege or claim of confidentiality with respect thereto. Buyer and Seller understand and agree that any breach of this Section 11.19 will result in ongoing and irreparable harm to Seller or Buyer, as applicable, and that monetary damages will not be completely sufficient to remedy any such breach. Therefore, Buyer or Seller, as applicable, shall be entitled to seek specific performance or injunctive or other equitable relief in the event of any such breach in addition to monetary damages and any other remedies that may be available to Buyer or Seller, as applicable. This Section 11.19 shall survive the Closing or any termination of this Agreement. Notwithstanding anything in this Section 11.19 to the contrary, Buyer and Seller and their respective affiliates shall have the right to disclose any information deemed confidential herein as necessary to comply with all applicable laws, court orders and any rules or regulations of the Securities and Exchange Commission (but only after notice thereof to the other party). Nothing in this Section 11.19 shall be interpreted as modifying or limiting any of the confidentiality or non-disclosure provisions within that certain Confidential Disclosure Agreement between the parties dated and effective September 29, 2014 (“CDA”) and, from and after Closing, Buyer shall be bound by all such provisions for the period provided in the CDA. Notwithstanding the foregoing, (i) Buyer shall be permitted to divulge to third-parties that it has a contractual right to purchase the Property, and the Outside Closing Date, provided Buyer does not discuss any other specific terms and conditions of this Agreement; and (ii) Seller shall be permitted to divulge to third-parties that it has entered into a contract to sell the Property, and the Outside Closing Date, provided Seller does not discuss any other specific terms and conditions of this Agreement.

11.20 Waiver of Consequential Damages. No party hereto shall have any liability under any provision of this Agreement for any punitive, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

11.21 Parent Company Guarantees. Buyer hereby agrees to cause Buyer’s Parent to execute and deliver to Seller concurrent with the execution and delivery of this Agreement, a Guaranty in the form attached hereto as EXHIBIT L. Seller hereby agrees to cause its ultimate parent company, Amgen Inc., a Delaware corporation, to execute and deliver to Buyer concurrent with the execution and delivery of this Agreement, a Guaranty in the form attached hereto as EXHIBIT M.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

SELLER:

IMMUNEX CORPORATION, a Washington corporation

By	/s/ David W. Meline
Name	David W. Meline
Title	Executive Vice President and Chief Financial Officer

BUYER:

CRUISE, LLC, a Washington limited liability company

By	/s/ Mark Okerstrom
Name	Mark Okerstrom
Title	CFO

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